Exhibit 9.1
VOTING AGREEMENT
     This VOTING AGREEMENT, dated as of April 11, 2010 (this “Agreement”), is made among Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”), Delta Tucker Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), the individual and each of the entities set forth on Schedule A hereto (each a “Stockholder” and collectively the “Stockholders”) and, solely for purposes of Sections 2.1, 2.2, 5.3 and 5.4 and Article VI, The Veritas Capital Fund II, L.P. (the “Fund”).
RECITALS
     WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and Delta Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Merger Agreement), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”);
     WHEREAS, each Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the shares of Common Stock set forth next to such Stockholder’s name on Schedule A hereto (with respect to each Stockholder, such Stockholder’s “Subject Shares” and, together with any other shares of Common Stock or other voting securities acquired by such Stockholder after the date hereof, whether purchased, issued upon the exercise of warrants, options, conversion of convertible securities or otherwise acquired, such Stockholder’s “Shares”); and
     WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholders and the Fund agree, and each of the Stockholders and the Fund has agreed, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
VOTING AGREEMENT; GRANT OF PROXY
Section 1.1 Voting Agreement.
     (a) Each Stockholder hereby agrees to vote (or cause to be voted) in person or by proxy, all Subject Shares that such Stockholder is entitled to vote at the time of any vote, whether at an annual or special meeting of the Company’s stockholders (including any adjournment or postponement thereof) or in connection with any written consent of the stockholders of the Company, with respect to matters set forth in this Section 1.1 (if then permitted), to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:
     (i) in favor of the adoption of the Merger Agreement (or any amendment thereof) and any transactions contemplated thereby, including the Merger, and in favor of any actions that could be reasonably expected to be in furtherance thereof submitted for a vote of the Company’s stockholders, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company’s stockholders at which any of the foregoing matters are submitted for consideration and vote of the Company’s stockholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters;
     (ii) against (and shall not provide consents to or vote in favor of) (A) any Acquisition Proposal, (B) the adoption of any Alternative Acquisition Agreement or any other agreement relating thereto or (C) any liquidation, winding-up, reorganization, recapitalization or other restructuring of the Company or any Subsidiary of the Company; and
     (iii) against (and shall not provide consents to or vote in favor of) any other proposal or action submitted for the approval of the Company’s stockholders that is intended, or that would reasonably be expected to impede, prevent or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.
     (b) Any such vote will be cast (or consent will be given, if applicable) in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
     (c) Except as set forth in this Section 1.1, none of the Stockholders shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company, provided such other matters do not breach any of Stockholder’s obligations under this Section 1.1.
Section 1.2 Appraisal Rights.
     Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Section 262 of the Delaware General Corporation Law) in connection with the Merger.
Section 1.3 Grant of Proxy.
In furtherance of Section 1.1(a) of this Agreement, each Stockholder (i) hereby irrevocably grants to, and appoints, Parent and each of its president, vice president and secretary in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Subject Shares, provide written consents, express consent or dissent or otherwise utilize voting power as indicated in Section 1.1(a) of this Agreement, provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 1.3(i) shall be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company at least ten business days prior to such meeting a duly executed proxy card previously approved by Parent voting such Stockholder’s Subject Shares in the manner specified in Section 1.1(a) or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of such Stockholder’s compliance with its obligations under Section 1.1(a) in form and substance reasonably acceptable to Parent, (ii) hereby affirms that the irrevocable proxy set forth in this Section 1.3, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement and (iii) hereby (a) affirms that the irrevocable proxy is coupled with an interest and (b) affirms that such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware. Each Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Shares, if any, are not irrevocable and such Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Shares. The vote, if any, of the proxy holder pursuant to the proxy set forth in this Section 1.3 shall control the outcome, and be determinative, of any conflict between the vote by the proxy holder of the Subject Shares and a vote by a Stockholder of the Subject Shares. Each Stockholder shall provide evidence to Parent in connection with the actions of the Stockholder under or relating to this Section 1.3 as Parent shall reasonably request.
Section 1.4 No Ownership Interest.
     Nothing contained in this Agreement shall be deemed to vest in Parent, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares, other than the right to vote the Subject Shares upon the terms and subject to the conditions of this Agreement. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to each Stockholder’s Shares shall remain vested in and belong to such Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of their respective Shares, except as otherwise specifically provided herein, or in the performance of the Stockholders’ duties or responsibilities as stockholders of the Company. Nothing in this Agreement shall be interpreted as (i) obligating a Stockholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire Common Stock or (ii) creating or forming a “group” with any other Person, including Parent or any other Stockholder, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS AND THE FUND
     Each of the Stockholders and the Fund (but solely with respect to Sections 2.1 and 2.2), severally and not jointly, hereby represents and warrants to Parent that:
Section 2.1 Organization; Authorization.
     To the extent the Stockholder or the Fund is not an individual, such Stockholder or the Fund, as applicable, is a limited liability company or a limited liability partnership duly formed or organized, validly existing and in good standing under the laws of the State of Delaware. Such Stockholder or the Fund, as applicable, has all power the requisite authority to execute and deliver this Agreement, to fulfill and perform such Stockholder’s or the Fund’s, as applicable, obligations hereunder and to consummate the transactions contemplated hereby. Such Stockholder or the Fund, as applicable, has the legal capacity and all necessary authorizations for the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder or the Fund, as applicable, and constitutes a legally valid and binding agreement of such Stockholder or the Fund, as applicable, enforceable by Parent against such Stockholder or the Fund, as applicable, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.
Section 2.2 Non-Contravention.
     Other than the filing by a Stockholder or the Fund, as applicable, of any reports with the Securities and Exchange Commission required by law the execution, delivery and performance of this Agreement by such Stockholder or the Fund, as applicable, do not and shall not (i) violate any organizational documents of such Stockholder or the Fund, as applicable, (ii) violate any applicable Law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent, approval or other action by, filing with or notification to, any Person or any Governmental Entity, (iv) violate any other agreement, arrangement or instrument to which such Stockholder or the Fund, as applicable, is a party or by which such Stockholder or the Fund, as applicable, is bound or (v) result in the creation of any claims, liens, encumbrances or restrictions on the right to vote any Shares, except in the case of clauses (ii), (iii) or (iv) only, for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by such Stockholder or the Fund, as applicable, of its obligations under this Agreement.
Section 2.3 Ownership of Subject Shares.
     Such Stockholder is the record and beneficial owner of the Subject Shares set forth beside such Stockholder’s name on Schedule A, free and clear of any claims, liens, pledges, restrictions or encumbrances (including co-sale rights, rights of first refusal or any other restriction on Transfer (as defined in Section 5.1 below) or any restriction on the right to vote the Subject Shares), other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company involving restrictions upon the trading of securities under applicable securities laws, and such Stockholder has, and at all times during the term of this Agreement will have, good and valid title to such Subject Shares and, except as set forth in Section 1.1, either (i) the sole power, directly or indirectly, to vote all Shares or (ii) the shared power, directly or indirectly, to vote all Shares together with (but only with) one or more other Stockholders party hereto, and as such has, and at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Stockholders party hereto, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article I and agree to all matters set forth in this Agreement. Except for this Agreement, none of the Subject Shares is (and no Shares will be during the term of this Agreement) subject to any proxy, voting trust, power-of-attorney or other agreement, arrangement or instrument with respect to the voting of such Subject Shares.
Section 2.4 Termination of 10b5-1 Sales Plan of DIV Holding LLC.
     Immediately upon the execution of this Agreement, DIV Holding LLC (“DIV”) shall irrevocably terminate that certain Sales Plan entered into between DIV and Goldman, Sachs & Co., in respect of Common Stock, which was entered into by DIV pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Sales Plan”) and no sales of Shares thereunder shall be made at any time upon or after the execution of this Agreement. DIV shall comply with the procedures set forth in the second sentence of Section 11 of the Sales Plan in connection with such termination and shall take any actions as necessary to ensure the continued effectiveness of the termination of the Sales Plan.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to each Stockholder and to the Fund that:
Section 3.1 Organization; Authorization.
     Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all power and the requisite authority to execute and deliver this Agreement, to fulfill and perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has all necessary authorizations for the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable by each Stockholder and the Fund against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

ARTICLE IV
EFFECT OF MERGER
Section 4.1 Effect on the Shares.
     Each Stockholder hereby agrees and acknowledges that (a) subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Common Stock owned by such Stockholder and issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, and (b) at the Effective Time, such Stockholder shall have no other rights with respect to the Shares other than the right to receive the Per Share Merger Consideration in respect of each share of Common Stock, subject to and in accordance with the terms of the Merger Agreement.
ARTICLE V
COVENANTS
Section 5.1 No Transfers.
     (a) Except as set forth in this Agreement, such Stockholder shall not, without the prior written consent of Parent (which may be withheld for any reason or for no reason), directly or indirectly, (i) grant any proxies or enter into any voting trust, power-of-attorney or other agreement or arrangement with respect to the voting of any Shares, other than any proxies, voting trusts or voting agreements or arrangements that are not inconsistent and could not reasonably be expected to interfere in any manner with the voting obligations of such Stockholder contained in this Agreement or the agreements made or proxy granted to Parent under this Agreement, or (ii) sell, assign, transfer, hypothecate, pledge, encumber, permit the creation of a lien upon, or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) (any of the foregoing, a “Transfer”), or enter into any contract, option, hedging, derivative transaction or other arrangement or understanding with respect to the direct or indirect Transfer of, any Shares or any right, title or interest therein or related thereto. Without limiting the foregoing, as a condition to any consent of Parent to any of the actions described in clause (i) or (ii) above, (x) the person receiving the proxy or entering into any voting trust, power-of-attorney or other agreement or arrangement with respect to any voting of any Shares during the term of this Agreement or (y) the transferee in respect of such Transfer or who receives the rights under any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of any Shares, must agree in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Stockholder hereunder. Notwithstanding the foregoing, with the prior written consent of Parent (which may not be unreasonably withheld, conditioned or delayed), a Stockholder may Transfer its Shares to any controlled affiliate thereof, or, in the case of a Stockholder who is an individual, to a family member (not more remote than a first cousin) or to a trust solely for estate planning purposes, if such affiliate transferee, or family member or trustee, as the case may be, agrees in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Stockholder hereunder.
     (b) Each Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Subject Shares (and any other Shares that are beneficially owned by such Stockholder), unless such transfer is made in compliance with this Agreement.

     (c) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the terms “Shares” or “Subject Shares” shall be deemed to refer to and include the Shares or Subject Shares, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares or Subject Shares may be changed or exchanged. Each Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to the Shares during the term of this Agreement until the Effective Time.
Section 5.2 Additional Shares.
     Each of the Stockholders agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of capital stock of the Company or any right to acquire capital stock of the Company acquired by such Stockholder, if any, after the date hereof.
Section 5.3 Solicitation.
     Neither any Stockholder nor the Fund shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or for the purpose of knowingly encouraging, any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal, or (iii) knowingly take any action or permit any of its controlled Affiliates to take any action that would violate or otherwise be inconsistent with Section 6.2 of the Merger Agreement as if such Stockholder and its controlled Affiliates were “Representatives” thereunder; provided, notwithstanding anything to the contrary in this Section 5.3, each Stockholder and the Fund shall be permitted to take any or all of the actions referenced in clause (i), (ii) or (iii) to the extent the Company would be permitted under Section 6.2 of the Merger Agreement to take such action(s) at the applicable time, so long as such Stockholder or the Fund, as applicable, complies with any applicable notice and disclosure obligations in Sections 6.2(a), 6.2(b) and 6.2(c) and other provisions of such Sections.
Section 5.4 Further Assurances.
     Parent, to the extent reasonably requested by a Stockholder or the Fund, and each Stockholder and the Fund, to the extent reasonably requested by Parent, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.
Section 5.5 Filings.
     Each Stockholder (a) consents to and authorizes the publication and disclosure by Parent of such Stockholder’s identity and holding of Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure and filing of this Agreement) and any other information, in each case, solely to the extent that it is required to be disclosed by applicable Law in any Statement on Schedule 13D, any Current Report on Form 8-K, the Proxy Statement, any other disclosure document required to be filed in connection with the Merger Agreement and any other filings with or notices to Governmental Entities required to be filed or made under applicable Law and (b) agrees promptly to give to Parent any information that in the reasonable determination of Parent is required for inclusion in any such documents (provided, that the foregoing shall not require the Stockholder to disclose (i) any information, that in the reasonable judgment of the Stockholder, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) any information that would, in the reasonable judgment of the Stockholder, waive the protection of attorney-client privilege if the Stockholder shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) any sensitive or confidential information that would expose the Stockholder or any of its Affiliates to the risk of liability). Parent (x) consents to and authorizes the publication and disclosure by any Stockholder of Parent’s identity, the nature of Parent’s and such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure and filing of this Agreement) and any other information, in each case, solely to the extent that it is required to be disclosed by applicable Law in any Statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Entities required to be filed or made under applicable Law and (y) agrees promptly to give to such Stockholder any information that in the reasonable determination of such Stockholder is required for inclusion in any such documents (provided, that the foregoing shall not require Parent (i) to disclose any information, that in the reasonable judgment of the Parent, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) to disclose any information that would, in the reasonable judgment of Parent, waive the protection of attorney-client privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) to disclose any sensitive or confidential information that would expose the Parent or any of its Affiliates to the risk of liability). Each party hereto agrees to promptly notify the other parties hereto of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.
ARTICLE VI
MISCELLANEOUS
Section 6.1 Termination.
     Unless the parties otherwise agree in writing, this Agreement shall automatically terminate and be null and void and have no effect upon the earliest to occur of (i) the mutual written consent of Parent, the Stockholders and the Fund, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms, and (iv) at the option of any Stockholder or the Fund (but only with respect to such Stockholder or the Fund, as applicable), upon written notice by such Stockholder or the Fund to Parent and Merger Sub from and after the effectiveness of any amendment, waiver or modification to the terms of the Merger Agreement that changes the form of, or decreases the amount of, the Per Share Merger Consideration from what is set forth in the Merger Agreement as in effect as of the date hereof, or that delays the timing of payment (from what is set forth in Section 4.1 of the Merger Agreement as in effect as of the date hereof); provided, that this Article VI shall survive any termination of this Agreement. Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement and the termination of this Agreement shall not prevent any other party hereunder from seeking any remedies (in law or in equity) against such breaching party in respect of any such breach.
Section 6.2 Amendments.
     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.
Section 6.3 Expenses.
     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 6.4 Successors and Assigns; No Third Party Beneficiaries.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may, directly or indirectly, assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent or to an entity under common control with Parent without such consent, in each case to which it assigns its obligations under the Merger Agreement after providing written notice to the Stockholders and the Fund thereof at least two business days prior to such assignment; and provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder. In addition to any other remedies available to any party hereunder in law or in equity in respect thereof, any assignment or Transfer in contravention of this Agreement shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, that each party hereto agrees that the Financing Sources are intended third party beneficiaries under Section 6.5 hereof, and each such Financing Source and its successors and assigns may enforce such provision.
Section 6.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
     THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.8 of this Agreement. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, the Financing Letters or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including but not limited to any such action, cause of action or claim against the Financing Sources arising out of or relating in any way to the Debt Commitment Letter or the performance thereof), in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
Section 6.6 Counterparts; Effectiveness.
     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
Section 6.7 Severability.
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.8 Notices.
     Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:
If to Parent or Merger Sub:
Delta Tucker Holdings, Inc.
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York 10171
Attention: Mark A. Neporent
                 Lisa A. Gray
Facsimile: (212) 891-1540
with a copy to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Patrick J. Dooley
                 Andrew Hulsh
Facsimile: (212) 872-1002
If to a Stockholder or the Fund:
The Veritas Capital Fund II, L.P.
c/o Veritas Capital Fund Management, L.L.C.
590 Madison Avenue
41st Floor
New York, NY 10022
Attention: Robert B. McKeon
Facsimile: (212) 688-9411
with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Benjamin M. Polk
                 John M. Pollack
Facsimile: (212) 593-5955
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.9 Interpretation.
     When reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to any agreement (including this Agreement), document or instrument shall mean, unless provided otherwise herein, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The word “or” shall not be exclusive. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
Section 6.10 Action by Stockholder Capacity Only; Relationship Among Stockholders.
     (a) Each of Parent and Merger Sub acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Subject Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). To the extent that any Stockholder is a director or officer of the Company or such Stockholder’s Affiliate or designee is an officer or director of the Company, nothing herein shall limit or affect any actions taken by any such officer or director in their capacities as such, or require such Stockholder or its Affiliate or designee to take any action, in each case, in his capacity as a director or officer of the Company, including, without limitation, to disclose information acquired solely in its or his capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement. Without limiting the foregoing, and for the avoidance of doubt, nothing in this Section 6.10 shall affect any of the rights or remedies of Parent and Merger Sub under the Merger Agreement or relieve the Company from any breach or violation of the Merger Agreement caused by any action or omission of any Stockholder (in its capacity as a director or officer of the Company or otherwise) or of any Affiliates or designee of such Stockholder (who is an officer or director of the Company).
     (b) Each Stockholder agrees that it shall not assert or bring any claims against any other Stockholder, under any circumstance, for any matter whatsoever arising out of this Agreement.
Section 6.11 Entire Agreement.
     This Agreement (including any exhibits hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the voting of Shares owned by the Stockholders in connection with the Merger, and supersede all other prior agreements and understandings both written and oral, among the parties hereto with respect to the subject matter hereof.
Section 6.12 Failure or Indulgence Not Waiver; Remedies Cumulative.
     No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise expressly set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies in law or in equity otherwise available.
Section 6.13 Specific Performance.
     The parties agree that irreparable damage and harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (in addition to other remedies to which they may be entitled in law or in equity) to an injunction or injunctions, temporary restraining orders or other equitable relief to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with any such remedies. Notwithstanding anything to the contrary herein, to the extent the terms of this Section 6.13 conflict with the rights and remedies of Parent or Merger Sub under the Merger Agreement with respect to any claim arising out of or related to the Merger Agreement, the Merger Agreement shall control.
Section 6.14 Maximum Share Amount.
     Notwithstanding anything to the contrary in this Agreement, solely to the extent that the beneficial ownership (as defined in the Credit Agreement, dated as of July 28, 2008, as amended, modified or supplemented from time to time, by and among DynCorp International Inc., DynCorp International LLC and Wachovia Bank, N.A. (the “Credit Agreement”)) or the Beneficial Ownership (as defined in the Indenture, dated as of February 11, 2005, by and among DynCorp International LLC, DIV Capital Corporation and each of the guarantors party thereto and The Bank of New York, as trustee (the “Indenture”)) of shares of the Company by Parent or Merger Sub, in each case, exceeds the number of the Subject Shares (other than as a result of, or arising from the parties hereto entering into or performing their respective obligations under, this Agreement), then (i) the obligations of the Stockholders pursuant to this Agreement shall apply only to a maximum number of Shares that, when added to the number of shares of the Company that Parent or Merger Sub has beneficial ownership (as defined in the Credit Agreement) or Beneficial Ownership (as defined in the Indenture) other than as result of, or arising from the parties hereto entering into or performing their respective obligations under, this Agreement, is one share less than the lesser of (a) the number of shares the of which by Parent or Merger Sub would result in a “Change in Control” under the Credit Agreement and (b) the number of shares the of which by Parent or Merger Sub would result in a “Change of Control” under the Indenture and (ii) to the extent that the application of the terms of clause (i) of this Section would reduce the number of Shares that would otherwise be subject to this Agreement, such reduction in number of Shares shall be allocated proportionally among the Stockholders (based on their relative ownership of Subject Shares as of the date of this Agreement).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DELTA TUCKER HOLDINGS, INC.
By:	/s/ W. Brett Ingersoll
	Name:	W. Brett Ingersoll
	Title:	President

DELTA TUCKER SUB, INC.
By:	/s/ W. Brett Ingersoll
	Name:	W. Brett Ingersoll
	Title:	President

/s/ Robert B. McKeon
Robert B. McKeon

DIV HOLDING LLC By: The Veritas Capital Fund II, L.P., its manager

By:	/s/ Robert B. McKeon
Robert B. McKeon
Authorized Signatory

Solely for the purposes of Sections 2.1, 2.2, 5.3 and 5.4 and Article VI: THE VERITAS CAPITAL FUND II, L.P.
By:	/s/ Robert B. McKeon
Robert B. McKeon
Authorized Signatory

SCHEDULE A
OWNERSHIP OF SUBJECT SHARES

Number of Subject Shares	Class	Owner of Record
19,405,940	Common Stock	DIV Holding LLC

237,060	Common Stock	Robert B. McKeon

Total: 19,643,000